The Scott James Fund, Inc.
6700 Arlington Blvd.
Falls Church, VA  22042

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940


We, as members of management of The Scott James Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 26, 2002 and from November 6, 2002 through December 26, 2002.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 26, 2002 and from November 6, 2002 through
December 26, 2002 with respect to securities reflected in the investment account of the Company.



The Scott James Fund, Inc.

By


/s/ Scott S. James
Scott S. James